Exhibit (k)(7)

Cross-Indemnity Agreement

Agreement dated as of                              , 2005 between Aberdeen Australia Equity Fund, Inc (“Fund”), a closed-end management investment company registered under the Investment Company Act of 1940, as amended (“1940 Act”), and organized as a Maryland corporation, and Bankgesellschaft Berlin AG (“BGB”), a German banking organization which is a corporation formed under the laws of the Federal Republic of Germany.

WHEREAS, BGB, the beneficial owner of 4,620,950 shares of the Fund’s common stock par value $.01 (“Common Stock”), has approached the Board of Directors of the Fund (“Board”) regarding the registration of 3,975,000 of such shares (the “Shares”) under the Securities Act of 1933, as amended (“1933 Act”), in order to allow the Shares, currently subject to resale limitations under the 1933 Act, to be freely tradable in the open market;

WHEREAS, the Board has approved the preparation and filing with the Securities and Exchange Commission (“SEC”) of a registration statement on Form N-2 for the offer and sale of the Shares (the “Registration Statement”), dependent upon the condition that BGB shall have undertaken to pay all costs and expenses in connection with the offer and sale of such Shares by BGB;

WHEREAS, the Fund has filed the Registration Statement with the SEC and, as used in this Agreement, the term Registration Statement shall refer to the Registration Statement at the time it becomes effective, and as may be subsequently amended from time to time;

WHEREAS, certain disclosure to be included in the Registration Statement will be based upon information supplied to the Fund by BGB, and the remaining disclosure in the Registration Statement will be based upon information provided by the Fund; and

WHEREAS, the Fund and BGB wish to provide for indemnification by the other party in connection with certain matters related to the sale by BGB of its Shares of the Fund’s Common Stock;

NOW, THEREFORE, the parties agree as follows:

1.	Representations of BGB. BGB hereby represents to the Fund as follows:

(a) BGB has been duly formed and is validly existing and in good standing as a corporation formed under the laws of the Federal Republic of Germany.

(b) BGB is a banking organization regulated by the Federal Financial Supervisory Authority (Bundesanstalt für Finanzdienstleistungsausicht – BaFin).

(c) The execution and delivery of, and the performance by BGB of its obligations under, this Agreement have been duly and validly authorized, and this Agreement has been duly executed and delivered by BGB.

(d) No consent, approval, authorization, filing with or order of any court or governmental agency or body is required in connection with BGB’s execution and delivery of, and the performance by BGB under, this Agreement.

(e) Moritz Sell has been duly authorized by BGB to take all actions on behalf of BGB in connection with the offer and sale of the Shares, and all actions heretofore taken by Mr. Sell in connection with the offer and sale of the Shares have been approved or ratified by BGB.

(f) The following information has been provided by BGB to the Fund for inclusion in and/or preparation of the Registration Statement:

(i) Bankgesellschaft Berlin AG is a German banking organization which is a corporation formed under the laws of the Federal Republic of Germany, with its registered office located at Alexanderplatz 2-10178, Berlin, Germany. The State of Berlin, Germany is the 82% owner of BGB. The name and address of the State of Berlin is Finance Department (Senatsverwaltung für Finanzen), Klosterstrasse 59, 10179 Berlin, Germany.

(ii) As of November 21, 2005, BGB was the beneficial owner of 4,613,450 shares (constituting approximately 27.5% of the then outstanding shares), and the owner of record and beneficially of 7,500 shares (constituting less than .04% of the then outstanding shares), of the Fund’s Common Stock. Of such shares, 3,975,000 shares (the “Registration Shares”) are to be registered pursuant to, and may be offered by, the Registration Statement. The offering and sale of the Registration Shares pursuant to the Registration Statement is referred to in this Agreement as the “Offering”.

(iii) For purposes of the 1940 Act, BGB may be presumed to be a “control person” of the Fund, because BGB is the beneficial owner of more than 25% of the voting securities of the Fund. BGB deems itself currently to be a controlling party with respect to the Fund, as a result of its continuing ownership of almost 30% of the outstanding shares of the Fund’s Common Stock.

(iv) BGB acquired a total of 5,370,349 shares of the Fund’s Common Stock in October and November 2002, of which 5,348,149 shares were purchased from Mira L.P. in a private transaction that closed on October 22, 2002 and 22,200 shares were purchased in open market transactions in November 2002. Together with 4,600 shares of Common Stock previously owned by BGB, after these purchases, BGB owned a total of 5,374,949 shares, or approximately 31.4% of the then outstanding shares, of the Fund. From November 2004 through November 21, 2005, BGB has sold a total of 753,999 shares of Common Stock in at-the-market transactions pursuant to the provisions of Rule 144 under the 1933 Act.

(v) BGB intends to sell the Registration Shares periodically in at-the-market sales on the American Stock Exchange, or on such other registered national securities exchanges, inter-dealer quotation systems, or alternative trading systems, through which such shares are traded, at such times and in such manner as BGB may determine to be advantageous in light of the price at which the Registration Shares trade from time to time, the volume of trading, the relationship of the Registration Shares’ trading price to their net asset value, and any other factors that BGB considers relevant. BGB has not determined how many Registration Shares it will sell pursuant to the Registration Statement and reserves the right to terminate sales of Registration Shares and the Offering at any time. If BGB determines that it is able to sell the Registration Shares in accordance with the provisions of Rule 144 under the 1933 Act in a manner other than pursuant to the Registration Statement, either during the Offering or after termination of the Offering, it may choose to do so. BGB may continue to sell its Shares, including Registration Shares, under Rule 144, to the extent permitted by Rule 144, at the same time as it is selling Registration Shares pursuant to the Offering.

(vi) Proceeds received by BGB as a result of any sale of Registration Shares pursuant to the Registration Statement will be utilized by BGB for general corporate purposes.

(vii) In connection with substantial blocks of Shares, BGB reserves the right to enter into arrangements with the buyer either to repurchase from that buyer some or all of the Shares sold to that buyer on a specified date or dates if the price at which the Shares trade on a specified date or dates is below a specified level or levels or to enter into other arrangements to provide price protection to such a buyer.

(viii) BGB intends to use the services of one or more brokers (collectively, “Selling Brokers”), which may include, without limitation, Cantor Fitzgerald & Co., Seaboard Securities, Inc., and TFS Securities, Inc., to sell Shares pursuant to the Registration Statement, and BGB will pay any such brokers commissions of 1 ¢ to 6 ¢ per share.

(ix) Any additional, revised or updated information provided by BGB to the Fund in writing for inclusion in and/or preparation of the Registration Statement, and in fact included therein, shall be deemed to be a representation by BGB pursuant to this Agreement.

(g) BGB has reviewed the provisions of the Registration Statement as filed with the Securities and Exchange Commission on August 8, 2005, and Pre-Effective Amendment No. 1 to the Registration Statement as filed with the Securities and Exchange Commission on November 29, 2005, with respect to all matters that describe or pertain to BGB, including without limitation, its use of proceeds and its plan of distribution of the Registration Shares, and such provisions do not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. BGB will promptly notify the Fund of any change in the information provided by BGB for inclusion in the Registration Statement, in order to ensure that the provisions of the Registration Statement with respect to all matters that describe or pertain to BGB do not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

2.	Representations of the Fund. The Fund hereby represents to BGB as follows:

(a) The Fund has been duly formed and is validly existing and in good standing as a corporation under the laws of Maryland.

(b) The Fund is a closed-end management investment company registered under the 1940 Act.

(c) The execution and delivery of, and the performance by the Fund of its obligations under, this Agreement have been duly and validly authorized by Board, and this Agreement has been duly executed and delivered by the Fund.

(d) No consent, approval, authorization, filing with or order of any court or governmental agency or body is required in connection with the Fund’s execution and delivery of, and the performance by the Fund under, this Agreement.

(e) The provisions of the Registration Statement, other than with respect to the information provided by BGB to the Fund as referred to in Section 1(f) of this Agreement (as to which the Fund makes no representation), do not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

3.	Covenants by BGB. BGB hereby covenants to the Fund that:

(a) BGB will pay all costs and expenses in connection with the offer and sale of the Shares by BGB, including, without limitation, the registration of the Registration Shares and related legal expenses of U.S. and foreign counsel to the Fund, and counsel to the independent directors of the Fund, the related costs of the Fund’s independent registered public accounting firm, and printing expenses.

(b) BGB will immediately cease making offers and sales of the Shares, whether pursuant to the Registration Statement or otherwise, upon receipt by BGB of notice from the Fund that, in the sole discretion of the officers of the Fund upon consultation with Fund counsel, together with the reasons therefor, such offers and sales of Shares might result in a violation of the federal or state securities laws. BGB may not dispute the determination by the officers of the Fund that such offers and sales of Shares might result in a violation of the federal or state securities laws, or the reasons for such determination. BGB will not recommence making offers and sales of the Shares until notified by the Fund that BGB may do so.

4.     Indemnification of the Fund by BGB. BGB shall indemnify and hold harmless the Fund for any judgments, settlements, costs and/or reasonable attorneys’ fees incurred by the Fund (including attorneys’ fees incurred by the Fund in enforcing its right to be indemnified by BGB under this Agreement) as a result of any claims or demands made by any person, for which the Fund is or may become liable as a direct or proximate result of: (i) any untrue statement of a material fact in the Registration Statement or omission to state a material fact required to be stated in the Registration Statement or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, based upon the information provided by BGB to the Fund for inclusion in the Registration Statement or based upon the representations of BGB set forth in Section 1 of this Agreement, and (ii) any sales by BGB of its Shares: (a) pursuant to the Registration Statement in violation of federal or state securities laws (but without prejudice to BGB’s rights of indemnification by the Fund pursuant to Section 5 hereof), or (b) in a manner not in compliance with disclosures provided by BGB with regard to the manner of distribution or sale of its Shares pursuant to the Registration Statement or, while the Registration Statement remains in effect, pursuant to Rule 144 under the 1933 Act.

5.     Indemnification of BGB by the Fund. The Fund shall indemnify and hold harmless BGB for any judgments, settlements, costs and/or reasonable attorneys’ fees incurred by BGB (including attorneys’ fees incurred by BGB in enforcing its right to be indemnified by the Fund under this Agreement) as a result of any claims or demands made by any person, for which BGB is or may become liable as a direct or proximate result of any untrue statement of a material fact in the Registration Statement or omission to state a material fact required to be stated in the Registration Statement or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading, other than based upon the information provided by BGB to the Fund for inclusion in the Registration Statement or the representations of BGB set forth in Section 1 of this Agreement; and further provided that the Fund shall not indemnify BGB for any liability arising out of willful misfeasance, bad faith, gross negligence or reckless disregard of his duties by Mr. Sell in his capacity as a director of the Fund.

6.     Notification; Settlement.

(a) Promptly after receipt by the indemnified party of a notice of a claim or the beginning of any action in respect of which indemnity is to be sought against the indemnifying party pursuant to this Agreement, the indemnified party shall notify the indemnifying party in writing of such claim or of the commencement of such action, but the omission to so notify the indemnifying party will not relieve it from any liability which it may have to the indemnified party under this Agreement (except to the extent that such omission materially and adversely affects the indemnifying party’s ability to defend such action) or from any liability otherwise than under this Agreement. Subject to the provisions hereinafter stated, in case any such action shall be brought against the indemnified party, the indemnifying party shall be entitled to participate therein, and, to the extent that it shall elect by written notice delivered to the indemnified party promptly after receiving the aforesaid notice from the indemnified party, shall be entitled to assume the defense thereof, with counsel reasonably satisfactory to the indemnified party. After notice from the indemnifying party to the indemnified party of its election to assume the defense thereof, the indemnifying party shall not be liable to the indemnified party for any legal expenses subsequently incurred by the indemnified party in connection with the defense thereof, provided, however, that if there exists or shall exist a conflict of interest that would make it inappropriate, in the opinion of counsel to the indemnified party, for the same counsel to represent both the indemnified party and the indemnifying party or any affiliate or associate thereof, the indemnified party shall be entitled to retain its own counsel at the expense of the indemnifying party; provided, however, that the indemnifying party shall not be responsible for the fees and expenses of more than one separate counsel (together with appropriate local counsel) for the indemnified party. In no event shall the indemnifying party be liable in respect of any amounts paid in settlement of any action unless the indemnifying party shall have approved the terms of the settlement. The indemnifying party shall not, without the prior written consent of the indemnified party, effect any settlement of any pending or threatened proceeding in respect of which the indemnified party is or could have been a party and indemnification could have been sought hereunder by the indemnified party, unless such settlement includes an unconditional release of the indemnified party from all liability on claims that are the subject matter of such proceeding.

(b) The party seeking particular indemnification payments pursuant to Section 4 or 5, as the case may be, shall not be entitled to receive such payments unless: (i) it has sought consent for such indemnification payments from the indemnifying party and obtained such consent, or (ii) it has sought such consent from the indemnifying party and such consent has been unreasonably denied.

7.     Survival of Obligations. The obligations of each party to indemnify the other party pursuant to the terms of this Agreement shall survive any termination of offers and sales by BGB of its Shares, whether or not pursuant to the Registration Statement, and shall remain in full force and effect until the final settlement or adjudication of any action (including any appeals with respect thereto) pursuant to which a claim could be brought under this Agreement and the resolution of any related claim for indemnification under this Agreement.

8.     Amendment. This Agreement may be amended by the parties hereto only if such amendment is set forth in a written instrument executed by each of the parties hereto.

9.     Governing Law; Venue.

(a) This Agreement and all rights and obligations of the parties hereunder shall in all respects be governed by, and construed and enforced in accordance with, the laws of New York, including New York General Obligations Law Sections 5-1401 and 5-1402, but otherwise without regard to laws of New York concerning conflicts of laws or choice of forum.

(b) Any suit, action or proceeding to enforce this Agreement, or arising out of or relating to this Agreement or the transactions contemplated hereby (“Action”), shall be brought exclusively in the New York State or Federal Court sitting in New York County, New York (an “Appropriate Court”) and each party hereto irrevocably submits to the personal jurisdiction of an Appropriate Court with respect to any Action. Each party hereby waives, and agrees not to assert, any defense to an Action brought in an Appropriate Court based on a claim that such party is not subject to the jurisdiction of the Appropriate Court, or the Appropriate Court is an inconvenient forum or is in any way an improper venue for the Action (the “Waivers”). Notwithstanding the foregoing, should either party bring an Action in a court other than an Appropriate Court, the plaintiff in such Action shall be bound by the Waivers, and shall not assert positions contrary thereto, in respect to any motion by the defendant to transfer such Action to any Appropriate Court.

(c) Each party hereby irrevocably consents to the service of copies of any summons and complaint and any other process which may be served in any Action in any Appropriate Court by registered express mail, return receipt requested, or by delivering a copy of such process to such party, at its address specified in Section 10 or by any other manner permitted by law. Each party agrees that a final judgment in any Action in an Appropriate Court shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or by any other manner provided by law.

10.     Notices. All notices and other communications hereunder (including process) shall be in writing and shall be deemed to have been duly given if mailed, delivered by hand, or delivered by any standard form of telecommunication that provides for receipt by the sender of proof of receipt. Notices to the Fund shall be directed to the office of the Fund at 800 Scudders Mill Road, Plainsboro, New Jersey 08536, Attention: Alan Goodson, Secretary, with copies to Sander M. Bieber, Esq., Dechert LLP, 1775 I Street, N.W. Washington D.C. 20006; and notices to BGB shall be directed to the office of BGB, Alexanderplatz 2-10178, Berlin, Germany, Attention: BG-LO, Moritz Sell., with copies to Edwin C. Laurenson, Esq., McDermott, Will & Emery LLP, 50 Rockefeller Plaza, New York, New York 10020, or in the case of each party so designated, to such address or addressee as may be designated by notice delivered as provided above.

11.     No Assignment. This Agreement shall not be assigned by either party without the prior written consent of the other.

12.     Entire Agreement. This Agreement constitutes the entire agreement of the parties hereto with respect to the subject matter expressly set forth herein.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

ABERDEEN AUSTRALIA EQUITY FUND, INC.		BANKGESELLSCHAFT BERLIN AG

By		By
	Name: Title:		Name: Title:

By
Name: Title: